Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the following stock option plans:

(1)	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan),
(2)	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan),
(3)	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan), and
(4)	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan);

of First California Financial Group, Inc. and to the incorporation by reference therein of our report on the consolidated statements (restated) of operations, shareholders’ equity, and cash flows of National Mercantile and subsidiaries for the year then ended December 31, 2004 dated March 28, 2005 (except for the restatement discussed in Notes 1, 2, 7, 13, 14 and 15 as to which the date is September 28, 2006) included in the Proxy Statement of First California Financial Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 14, 2007